Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”), which is effective March 17, 2010, is by and between MDRNA, Inc. (f/k/a Nastech Pharmaceutical Company Inc.) (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement (as defined in the recitals below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement dated February 22, 2000 (the “Rights Agreement”) to provide for, among other things, certain preferred share purchase rights of the Company’s stockholders; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company (the “Board”) is permitted to amend the Rights Agreement; and

WHEREAS, the Rights Agreement was previously amended by that certain Amendment No. 1 to Rights Agreement entered into as of January 17, 2007; and

WHEREAS, pursuant to a resolution duly adopted, the Board authorized and directed the execution and delivery of this Amendment;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Amendments to Section 1(c). Section 1(c)(ii) of the Rights Agreement is hereby amended by deleting the term “or” at the end of the subsection. Section 1(c)(iii) of the Rights Agreement is hereby amended by deleting “Company.” at the end of such subsection and replacing it with “Company; or”. Section 1(c) of the Rights Agreement is hereby amended by adding the following subsection (iv) to follow subsection (iii):

“(iv) which are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates, or derivative security acquired by such Person or any of such Person’s Affiliates or Associates, which gives such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of such securities, in any case without regard to whether (A) such derivative conveys any voting rights in such securities to such Person or any of such Person’s Affiliates or Associates, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such derivative. In determining the number of shares of Common Stock of the Company beneficially owned by virtue of the operation of this Section 1(c)(iv), the subject Person shall be deemed to beneficially own (without duplication) the notional or other number of shares of Common Stock of the Company specified in the documentation evidencing the derivative position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part, and in any case (or if no such number of shares of Common Stock of the Company is specified in such documentation or otherwise), as determined by the Board of Directors in good faith to be the number of shares of Common Stock of the Company to which the derivative position relates.”

2. Amendment to Section 1(o). Section 1(o) of the Rights Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

“(o) “Expiration Date” shall mean the Close of Business on March 17, 2013.”

3. Amendment to Section 26. The address information for the Rights Agent set forth in Section 26 of the Rights Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, NY 10038

In addition, the address information for the Company set forth in Section 26 of the Rights Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

Attn: Chief Financial Officer

4. Amendments to Exhibits B and C to the Rights Agreement. Exhibit B to the Rights Agreement (“Form of Right Certificate”) and Exhibit C to the Rights Agreement (Summary of Rights to Purchase Preferred Shares”) are hereby amended by deleting each reference therein to “March 17, 2010” and substituting therefor “March 17, 2013”.

5. Full Force and Effect. Except as expressly amended by this Amendment, the Rights Agreement shall remain in full force and effect, and all references to the Rights Agreement from and after such time shall be deemed to be references to the Rights Agreement as amended hereby. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Rights Agreement, the provisions of this Amendment shall govern and control for purposes of the subject matter of this Amendment only. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above as if executed on such date.

7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. Severability. The parties intend that this Amendment be enforced and interpreted as written. If, however, any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Descriptive Headings. Descriptive headings of the several sections, subsections and provisions of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning, interpretation or construction of any of the terms or provisions hereof.

11. Stockholder Vote. The Board shall submit the Rights Agreement, as amended by this Amendment, for stockholder approval at an annual meeting of stockholders of the Company, or at a special meeting of stockholders of the Company called for such purpose, on or before the first anniversary of the date of this Amendment. Notwithstanding any other provisions of this Amendment or the Rights Agreement, the Rights Agreement as amended by this Amendment shall terminate upon the earlier of: (a) the close of business on March 17, 2013; (b) the close of business on the date of the annual or special meeting of stockholders of the Company at which the Rights Agreement as amended by this Amendment was first submitted for stockholder approval and was not approved by the holders of a majority of the shares of the common stock of the Company represented at such meeting; or (c) the close of business on the first anniversary of the date of this Amendment if the Rights Agreement, as amended by this Amendment, was not submitted for stockholder approval at an annual or special meeting of stockholders of the Company prior thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of this 3rd day of March, 2010.

MDRNA, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice President